Exhibit 10.3

September 22, 2018

Carrie Palin

Email address redacted

Dear Carrie:

SendGrid, Inc. (the “Company”) is very pleased to offer you employment as its Chief Marketing Officer, beginning on October 1, 2018, in our Redwood City, CA office.  This letter states the complete terms and conditions of your offer, which is conditioned on satisfactory results of background and reference checks.  If you agree to these terms and conditions, please sign at the end of this letter in the space indicated.

1. Duties. As a Chief Marketing Officer, you will be responsible for owning a multi-year marketing and business development strategy, while managing a highly functioning team.  You will report to Sameer Dholakia, CEO, who will be primarily responsible for evaluating your performance.  The Company may change your position, title, duties, and place of employment from time to time as it deems necessary.

2. Compensation and Benefits.  Beginning on October 1, 2018, you will be compensated according to the Compensation Plan attached hereto as Exhibit A, and receive benefits according to our enrollment eligibility process.  The Company may modify your compensation and benefits from time to time in its sole discretion. In addition, as a material inducement to your entering into employment with the Company, subject to the approval of the Company’s Board of Directors or its Compensation Committee, you will be eligible to receive a grant of a number of Restricted Stock Units with respect to the Company’s common stock having an aggregate grant date fair value of approximately $3,750,000. The number of shares will be determined based on the Fair Market Value of our stock at the close of business on your date of grant. The grant will be subject to the terms, conditions and vesting (vests quarterly from date of hire over a 4-year period) applicable to awards of Restricted Stock Units generally granted under the Company’s 2017 Equity Incentive Plan, as described in that Plan and the applicable grant award documents.

In addition, subject to the approval of the Company’s Board of Directors or its Compensation Committee, you will eligible to receive a special one-time grant a number of Restricted Stock Units with respect to the Company’s common stock having an aggregate grant date fair value of approximately $250,000 which will fully vest as of March 31, 2019.

3. Company Agreements.  One of the conditions of your employment with the Company is the maintenance of the confidentiality of the Company’s proprietary and confidential information.  This offer is conditioned upon you executing the Company’s Employee Proprietary Information and Inventions Agreement upon commencement of your employment.  In your work for the Company, you will not use or disclose any confidential information, including trade secrets, of any former company or other person to whom you have an obligation of confidentiality.  Rather, you will be expected to use only that information that is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain or which is

1801 California St. Suite 500, Denver, CO 80202 • 303.552.0653 • FAX 720.398.8212

www.sendgrid.com

otherwise provided or developed by the Company.  While working for the Company from your personal residence or elsewhere, you also should not use any unpublished documents or property belonging to any former Company or other person to whom you have an obligation of confidentiality.  During our discussions about your job duties, you assured us that you would be able to perform those duties within the guidelines described above.  You agree and represent that you are able to perform those your duties within the guidelines described above.

4. At-Will Employment.  Your employment with the Company will be “at-will.”  This means that either you or the Company may terminate your employment at any time, with or without cause, with or without notice, and for any reason or no reason.  Any contrary representations or agreements which may have been made to you are superseded by this offer.  The “at will” nature of your employment described in this offer letter shall constitute the entire agreement between you and the Company concerning the nature and duration of your employment.  Though your job duties, title, compensation, and benefits may change over time, none of these events change our agreement that you are an “at will” employee.  In addition, the fact that the rate of your salary or other compensation is stated in units of years or months and that your vacation and sick leave accrue annually or monthly does not alter the at-will nature of your employment, and does not mean and should not be interpreted to mean that you are guaranteed employment for any period time.  The “at will” term of your employment with the Company can only be changed in a writing signed by you and the Chief Executive Officer of the Company.  In addition, you will be eligible for participation in the SendGrid, Inc. Executive Severance Benefit Plan (the “Severance Plan”), which defines the benefits provided in the event that you become subject to an involuntary employment termination.  Your participation in and rights to benefits under the Severance Plan will be governed by the terms and conditions of the Severance Plan, provided that, (a) notwithstanding the definition of “Good Reason” set forth therein, for purposes of the Severance Plan, a change in your reporting relationship that occurs on or prior to October 1, 2019 and following a Change in Control (as defined in the Severance Plan) whereby you no longer report directly to Sameer Dholakia shall be deemed to be a material diminution in your position for purposes of part (A) of the definition of “Good Reason and (b) notwithstanding Section 3(a)(3) of the Severance Plan, in the event that you terminate your employment for Good Reason as a result of a change in your reporting relationship described in (a), above, and are eligible for accelerated vesting of your Equity Award(s) as provided in Section 3(a)(3) of the Severance Plan in connection with such termination,  then you will be eligible to vest with respect to 50% of the original number of shares subject to each applicable Equity Award (or if less, the remaining unvested portion of such Equity Award(s)), and not with respect to the full unvested portion of such Equity Award(s) as provided in such section of the Severance Plan.”

5. Exempt Employment.  The Company’s regular working day is from 8 a.m. to 5 p.m., Monday through Friday.  As an exempt, salaried employee, you will be expected to work additional hours as required by the nature of your work assignments.

6. Arbitration. Arbitration of All Disputes.

6.1 Agreement to Arbitrate.  To ensure the timely and economical resolution of disputes that may arise between you and the Company, both you and the Company mutually agree that pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by applicable law, you will submit solely to final, binding and confidential arbitration any and all disputes, claims, or causes of action arising from or relating to:  (i)  the negotiation, execution, interpretation,

1801 California St. Suite 500, Denver, CO 80202 • 303.552.0653 • FAX 720.398.8212

www.sendgrid.com

performance, breach or enforcement of this Agreement; or (ii) your employment with the Company (including but not limited to all statutory claims); or (iii) the termination of your employment with the Company (including but not limited to all statutory claims); provided, however, that this Section 6 shall not apply to any claim or cause of action brought in court by you pursuant to the California Private Attorneys General Act of 2004, as amended.  By agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such disputes through a trial by jury or judge or through an administrative proceeding.

6.2  Arbitrator Authority.   The Arbitrator shall have the sole and exclusive authority to determine whether a dispute, claim or cause of action is subject to arbitration under this Section 6 and to determine any procedural questions which grow out of such disputes, claims or causes of action and bear on their final disposition.

6.3  Individual Capacity Only.  All claims, disputes, or causes of action under this Section 6, whether by you or the Company, must be brought solely in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity.   The Arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding.  To the extent that the preceding sentences in this Section 6.3 are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration.

6.4  Arbitration Process.  Any arbitration proceeding under this Section 6 shall be presided over by a single arbitrator and conducted by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) in San Francisco, CA under the then applicable JAMS rules for the resolution of employment disputes (available upon request and also currently available at  http://www.jamsadr.com/rules-employment-arbitration/).  You and the Company both have the right to be represented by legal counsel at any arbitration proceeding, at each party’s own expense.  The Arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute; (ii) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; and (iii) be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the amount of court fees that would be required of you if the dispute were decided in a court of law.

6.5  Injunctive Relief and Final Orders.  Nothing in this Section 6 is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any final award in any arbitration proceeding hereunder may be entered as a judgment in the federal and state courts of any competent jurisdiction and enforced accordingly.

7. Miscellaneous.  This letter constitutes the complete and exclusive agreement between you and the Company with respect to the subject matter hereof and supersedes any and all prior agreements, whether written or oral.  This agreement will be governed by and construed according to the laws of the State of California.  By joining the Company, you are agreeing to abide by all laws and regulations, all the Company policies and procedures and that you are bound by the terms and conditions of the Company’s Business Protection Agreement (if any).  Violations of these policies may lead to immediate termination

1801 California St. Suite 500, Denver, CO 80202 • 303.552.0653 • FAX 720.398.8212

www.sendgrid.com

of employment in the Company’s sole discretion. As required by law, this offer is subject to satisfactory proof of your right to work in the United States.
8. Amendment and Restatement. This offer letter amends, restates and supersedes the prior signed offer letter dated September 9, 2018, for purposes of an earlier employment start date.

We look forward to having you join us at the Company.  If you wish to accept this offer under the terms and conditions described above please sign and date this document and return it to Human Resources by September 30, 2018.  If you have any questions about the terms of this offer, please do not hesitate to call us to discuss our offer at your earliest convenience.

Sincerely,

/s/ Sameer Dholakia

Sameer Dholakia, CEO

SendGrid, Inc.

I have read this offer and I understand and accept its terms.

/s/ Carrie Palin

Carrie Palin

Date: September 22, 2018

1801 California St. Suite 500, Denver, CO 80202 • 303.552.0653 • FAX 720.398.8212

www.sendgrid.com

Exhibit A

Compensation

Your starting semi-monthly base salary will be $13,541.67 semi-monthly which is equivalent to $325,000 an annualized basis.  Your salary is subject to adjustment from time to time in accordance with the company’s compensation policies.  You will be eligible to participate in the company's Senior Executive Cash Incentive Bonus Plan.  You will be eligible for up to 50% of your base salary, to be prorated depending on your start date.  The percentage amount may change in future years in the Company’s discretion. Your award will be based on your individual contribution and company performance.

You will be eligible to receive a one-time starting bonus in the gross amount of $121,875 to be paid on the first payday after the commencement of your employment with SendGrid.  If your employment terminates voluntarily  or for cause before the one-year anniversary of the commencement of your employment with SendGrid, you will be required to promptly repay a pro-rated share of this starting bonus to SendGrid in an amount equal to one-twelfth (1/12th) of the starting bonus multiplied by the difference between twelve (12) and the total number of completed calendar months that you were employed by SendGrid.

You will also be eligible to participate in the benefit programs that SendGrid, Inc. (the “Company”) makes available to its employees.  Your eligibility and participation will be subject to the terms of the benefit programs and policies, and all benefits are subject to change or elimination at the sole discretion of the Company.

1801 California St. Suite 500, Denver, CO 80202 • 303.552.0653 • FAX 720.398.8212

www.sendgrid.com